EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following registration statements:

(1)	Registration Statement (Form S-8 No. 333-211904) pertaining to the Benefitfocus, Inc. 2016 Employee Stock Purchase Plan,
(2)	Registration Statement (Form S-8 No. 333-192278) pertaining to the 2012 Stock Plan, as amended, and the Amended and Restated 2000 Stock Option Plan of Benefitfocus, Inc., and
(3)	Registration Statement (Form S-8 No. 333-218633) pertaining to the Benefitfocus, Inc. Amended and Restated 2012 Stock Plan;

of our reports dated February 26, 2019, with respect to the consolidated financial statements and schedule of Benefitfocus, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2018.

/s/ Ernst & Young LLP

Raleigh, North Carolina

February 26, 2019